UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Carolina Trust BancShares, Inc.
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CAROLINA TRUST BANCSHARES, INC.
901 East Main Street
Lincolnton, North Carolina 28092
Telephone: (704) 735-1104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MAY 21, 2019

To the Shareholders:

The 2019 Annual Meeting of the Shareholders of Carolina Trust BancShares, Inc. (the “Company”) will be held:

Date:	Tuesday, May 21, 2019
Time:	1:00 p.m. (local time)
Place:	The Lincoln Cultural Center
403 East Main Street
Lincolnton, North Carolina 28092

or at any adjournments thereof, for the following purposes:

•	To elect eight members to the Company’s board of directors.
•	To approve on an advisory basis the compensation of the Company’s named executive officers.
•	To approve the frequency of future advisory votes on the compensation of the Company’s named executive officers.
•	To approve an amendment to the Company’s articles of incorporation to increase the authorized shares of common stock.
•	To ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.
•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on March 19, 2019, are entitled to notice of the meeting and to vote at the meeting and any adjournments thereof. The Company's stock transfer books will not be closed.

Your vote is important. Whether or not you plan to attend the meeting in person, we encourage you to vote your shares by proxy. You may vote your shares by completing the enclosed proxy card and returning it in the enclosed pre-paid envelope or by following the instructions on the enclosed proxy card for voting your shares via the internet.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on Tuesday, May 21, 2019: The Proxy Statement, form of proxy card and annual report to shareholders are available at www.carolinatrust.com under the “Why Us – Investor News – SEC Filings” section of the website.

By order of the Board of Directors,

Jerry L. Ocheltree
President and CEO

April 11, 2019

i

CAROLINA TRUST BANCSHARES, INC.
901 East Main Street
Lincolnton, North Carolina 28092
Telephone: (704) 735-1104

PROXY STATEMENT

ANNUAL MEETING

The Board of Directors (the “Board”) of Carolina Trust BancShares, Inc. (the “Company”), hereby solicits your appointment of proxy, in the form enclosed with this Proxy Statement, for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held:

Date:	Tuesday, May 21, 2019
Time:	1:00 p.m. (local time)
Place:	The Lincoln Cultural Center 403 East Main Street Lincolnton, North Carolina 28092

or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on March 19, 2019, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Included with these proxy materials is the Company’s 2018 Annual Report to Shareholders. The Company anticipates mailing this Proxy Statement and the enclosed form of appointment of proxy, or proxy card, on or about April 11, 2019.

You are invited to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, please vote on the proposals described in this Proxy Statement electronically via the internet or by returning the enclosed proxy card. By doing so, a shareholder of record will not be giving up the right to vote at the meeting. If you are a shareholder of record, vote by proxy and then attend the meeting and desire to change your vote, you may notify the Secretary that you wish to vote in person, and the Company will disregard the proxy you previously voted, provided you do vote in person or otherwise validly revoke your proxy. Please note that if you are not a shareholder of record, but rather beneficially own your shares through a broker, custodian or other nominee, you will not be entitled to vote in person at the Annual Meeting unless special arrangements are made with your broker, custodian or other nominee. Please contact your broker, custodian or other nominee if you desire to make such arrangements for voting in person.

VOTING OF APPOINTMENTS OF PROXY

Your vote is important. Your shares can be voted at the Annual Meeting only if you attend the meeting or vote by proxy using one of the methods outlined below. You do not have to attend the meeting to vote, but rather can vote by proxy if you so elect.

Instructions for holders of our common stock. Holders of our shares of common stock may vote by proxy via the following methods:

•	Vote over the internet: You may access our internet voting site by going to: http://www.proxyvote.com. If you have access to the internet, we encourage you to vote in this manner and also sign up for electronic delivery of future corporate mailings. The internet voting procedures are designed to authenticate shareholders and to allow you to confirm that your instructions have been properly followed. The internet voting facility for eligible shareholders will close at 11:59 p.m. Eastern Time on Monday, May 20, 2019.
•	Vote by mail: You may vote by executing and returning the enclosed appointment of proxy in the pre-addressed pre-paid envelope provided with this Proxy Statement.

The Board has named William M. Wadsworth and Sue S. Stamey (the “Proxies”) as management proxies in the enclosed appointment of proxy. When appointments of proxy in the enclosed form are properly executed and returned in time for the Annual Meeting, the shares they represent will be voted at the meeting in accordance with the directions you give. If no directions are given on how to vote your shares, the appointment of proxy will be voted:

•	FOR the eight nominees for director in Proposal 1 described herein;
•	FOR approval of the compensation of our named executive officers in Proposal 2;
•	1 YEAR with respect to Proposal 3 on the frequency of future say-on-pay votes;
•	FOR approval of the increase in authorized shares in Proposal 4; and
•	FOR ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm in Proposal 5.

If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will have the discretion to vote for a substitute nominee. On such other matters as may properly come before the meeting, the Proxies will be authorized to vote the shares of common stock represented by appointments of proxy in accordance with their best judgment. These matters may include, among other matters, approval of the minutes of the 2018 annual meeting of shareholders and consideration of a motion to adjourn the Annual Meeting to another time or place.

Record Holders. If you hold your shares of the Company’s common stock in your own name, you are a “record” shareholder. Record shareholders may complete and sign the accompanying appointment of proxy and mail it in the business return envelope provided or deliver it in person to the Company.

Street Name Holders. If you hold your shares of the Company’s common stock through a broker or other nominee, you are a “street name” shareholder. Street name shareholders who wish to vote at an annual meeting need to obtain the proxy materials from the institution that holds their common stock and follow the voting instructions on that form. Unless you make special arrangements with your broker or other nominee, shareholders holding in “street name” will not be permitted to vote in person at the Annual Meeting.

REVOCATION OF APPOINTMENTS OF PROXY

Record Holders

The method by which a shareholder of record votes by proxy will not limit in any way the record shareholder’s right to vote at the Annual Meeting if such holder later decides to attend the Annual Meeting and vote in person.

If you vote an appointment of proxy, you may revoke that appointment at any time before the actual voting. To revoke the appointment of proxy, a shareholder of record should:

•	vote again over the internet prior to 11:59 p.m. Eastern Time on Monday, May 20, 2019,
•	notify the Company’s Secretary in writing,
•	execute another appointment of proxy bearing a later date and file it with the Secretary prior to the Annual Meeting, or
•	vote in person at the meeting as described below.

The address for the Secretary is:

Sue S. Stamey, Secretary
Carolina Trust BancShares, Inc.
P.O. Box 308
Lincolnton, North Carolina 28093-0308

If you vote the appointment of proxy, you may still attend the meeting and vote in person. When you arrive at the meeting, first notify the Secretary of your desire to vote in person. You will then be given a ballot to vote in person, and provided you do vote in person or otherwise validly revoke your prior appointment of proxy as described above, your appointment of proxy will be disregarded. Please note that if you hold your shares in “street name,” and therefore are not the shareholder of record, you will not generally be able to vote in person at the Annual Meeting unless you have a valid proxy from the broker or other nominee that is the record holder of the shares.

If you attend the meeting in person and are the shareholder of record, you may vote your shares without returning the enclosed appointment of proxy. However, if you do not return the enclosed appointment of proxy and your plans change and you are not able to attend, your shares will not be voted. Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Secretary that you wish to vote in person.

Street Name Holders

If your shares are held in “street name” and you want to change the voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

QUORUM

The holders of a majority of the Company's outstanding shares of common stock, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. If there is no quorum present at the opening of the Annual Meeting, the Annual Meeting may be adjourned from time to time by the vote of a majority of the shares of common stock voting on the motion to adjourn. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when an institution holding shares as a nominee does not have discretionary voting authority with respect to a proposal and has not received voting instructions from the beneficial owner of the common stock, but returns a proxy with respect to such shares without indicating instructions on how to vote on a particular proposal.

HOW YOUR VOTES WILL BE COUNTED

Each share of common stock is entitled to one vote for each matter submitted for a vote, and, in the election of directors, for each director to be elected. Proxies will be tabulated by one or more inspectors of election designated by the Board.

Proposal 1 — Election of directors. In the election of directors under Proposal 1, the eight nominees receiving the highest number of votes for the eight director seats will be elected. Shares not voted (including abstentions and broker non-votes) will have no effect on the outcome of this Proposal. Shareholders are not authorized to cumulate their votes for directors.

Proposal 2 — Advisory approval of executive compensation. The compensation of the Company’s named executive officers under this Proposal will be approved on an advisory basis if the number of votes cast for the Proposal exceeds the number of votes cast against the Proposal. Shares not voted (including abstentions and broker non-votes) will have no effect on the outcome of this Proposal.

Proposal 3 — Advisory vote on frequency of executive compensation vote. Shareholders will be asked to vote for a frequency of every 1 year, 2 years, 3 years or may abstain from voting. The frequency receiving the most votes will be considered the frequency preferred by shareholders. Shares not voted (including abstentions and broker non-votes) will have no effect on the outcome of this Proposal.

Proposal 4 — Increase of Authorized Shares. The amendment to the Company’s articles of incorporation to increase the Company’s authorized shares of common stock will be approved if the number of votes cast for the Proposal exceeds the number of votes cast against the Proposal. Shares not voted (including abstentions and broker non-votes) will have no effect on the outcome of this Proposal.

Proposal 5 — Ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm. The appointment of the independent registered public accounting firm will be ratified under this Proposal if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Shares not voted (including abstentions and broker non-votes) will have no effect on the outcome of this Proposal.

EXPENSES OF SOLICITATION

We will pay the cost of this proxy solicitation. In addition to solicitation by mail, the Company's and its subsidiary bank’s directors, officers and regular employees may solicit appointments of proxy in person, by telephone or via electronic means such as the internet. None of these employees will receive any additional or special compensation for this solicitation. We will, on request, reimburse brokerage houses and other nominees for their reasonable expenses for sending these proxy soliciting materials to the beneficial owners of the Company's stock held of record by such persons.

VOTING SECURITIES

At the close of business on the Record Date, there were 9,296,977 shares of the Company's common stock, par value $2.50 per share, issued and outstanding and entitled to vote at the Annual Meeting. As of the Record Date, there were approximately 2,044 holders of record of the Company's common stock. The Company is authorized to issue 10,000,000 shares of common stock and 1,000,000 shares of preferred stock. The voting rights of any newly created series of preferred stock are to be set by the Board at the time such stock is issued. As of the Record Date, the Company did not have any outstanding shares of preferred stock.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth the beneficial ownership of each person known to the Company to be holding more than five percent of the shares of common stock as of March 15, 2019.

Name and Address of Shareholder	Shares currently Owned	Percent of shares owned(1)
Brian Pratt 2100 McKinney Ave, #1550 Dallas, Texas 75201	555,098(2)	5.97%
The Banc Funds Company, L.L.C. 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	551,294(3)	5.93%
(1)	The ownership percentages of each individual shareholder listed above is calculated based on the total of 9,296,977 shares of common stock issued and outstanding at March 15, 2019.
(2)	Share ownership is based on a Schedule 13G/A filed by Mr. Pratt with the Securities and Exchange Commission, or SEC, on February 14, 2019. The shares are owned jointly with Mr. Pratt’s spouse, Barbara Pratt.
(3)	Share ownership is based on a Form 13F holdings report and associated Information Table filed by Banc Funds Co LLC with the SEC on February 11, 2019.

The following table shows, as of March 15, 2019, the number of shares of common stock owned by each director, nominee for director, and named executive officer and by all directors, nominees, and executive officers of the Company as a group:

Name (position) and Address	Shares currently owned(1)		Percent of shares owned(2)
Bryan Elliott Beal (director) Lincolnton, NC	15,528		*
Rose B. Cummings (director nominee) Clover, SC	5,774		*
Scott C. Davis (director) Lincolnton, NC	38,884		*
Edwin E. Laws (EVP and Chief Financial Officer) Statesville, NC	5,075		*
Jerry L. Ocheltree (President, CEO and director) Hickory, NC	75,510		*
Richard M. Rager (EVP and Chief Credit Officer) Cramerton, NC	20,871		*
Johnathan L. Rhyne, Jr. (director and Chairman) Gastonia, NC	162,415	(3)	1.75%
Frederick P. Spach, Jr. (director) Gastonia, NC	11,742		*
Ralph N. Strayhorn III (director) Charlotte, NC	12,565		*
Jim R. Watson (director) Lincolnton, NC	27,761		*
Directors, nominees, and executive officers as a group (9 persons)	376,125		4.02%
*	Owns less than one percent of the outstanding shares of common stock.

(1)	For each director and executive officer listed above, this column includes the following number of shares of common stock capable of being issued within 60 days of March 15, 2019, upon the exercise of stock options held by the named individual: Beal – 1,187 shares; Davis – 1,810 shares; Ocheltree – 44,166 shares; Rager – 13,166 shares; Rhyne – 4,161 shares; Spach – 1,066 shares; and all directors and executive officers as a group – 65,556 shares. To the Company's knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following shares of common stock for which the individual indicates that the holder shares voting and/or investment power: Davis – 732 shares; Spach – 2,187 shares; Watson – 20,284 shares; and all directors, nominees and executive officers as a group – 23,203 shares.
(2)	The ownership percentage of each individual is calculated based on the total of 9,296,977 shares of common stock issued and outstanding at March 15, 2019 plus the number of shares that can be issued to that individual within 60 days of March 15, 2019, upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of March 15, 2019, upon the exercise of all stock options held by the group.
(3)	Reported ownership for Mr. Rhyne includes 41,928 shares that are pledged under a margin loan.

PROPOSAL 1: ELECTION OF DIRECTORS

Carolina Trust BancShares, Inc., which we refer to herein as the Company, is a North Carolina business corporation and is the registered bank holding company of Carolina Trust Bank, a North Carolina state-chartered bank.

Board size and membership. Under the Company's articles of incorporation and bylaws, the number of directors shall be the number the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected. That number cannot be less than five nor more than thirty. The Board has set the number of director seats for 2019 at eight.

Terms of Directors. The Company’s bylaws provide that directors will be elected annually at the annual meeting of shareholders.

Directors to be elected at this Annual Meeting. At this Annual Meeting, eight directors will be elected to the Company’s Board of Directors for one-year terms. The nominees are listed below.

Director Independence. Other than President and CEO Jerry L. Ocheltree, all of the current directors satisfy the independence requirements stated in the rules of The Nasdaq Stock Market LLC (“Nasdaq”) for qualifying as an independent director. In determining that our non-employee directors all satisfy the general independence requirements for being considered an independent director under Nasdaq rules, the Board considered, among other things, that the law firm in which Mr. Rhyne is a member and partner was paid legal fees by the Company’s subsidiary bank for legal services rendered by the firm during 2016, 2017, 2018, and 2019 in connection with certain loan closings for which the Bank was the lender. The legal fees paid by the Bank totaled $3,300 in 2016, $9,920 in 2017, $5,450 in 2018, and $1,420 in 2019. The Board does not believe this relationship impaired Mr. Rhyne’s independence. For a discussion of the heightened independence requirements for members of the Company audit committee, see the section below entitled “Committees of the Board of Directors – Audit Committee.”

How votes will be counted. Unless you give instructions to the contrary, the Proxies will vote for the election of the eight nominees listed below by casting the number of votes for each nominee designated by the shareholder proxies. If, at or before the meeting time, any of these nominees should become unavailable for any reason, the Proxies have the discretion to vote for a substitute nominee. Management currently has no reason to anticipate that any of the nominees will become unavailable for election.

Votes needed to elect. The eight nominees receiving the highest number of votes will be elected.

Nominations. The Company’s Nominating Committee has nominated the eight nominees listed below for one-year terms. All of the nominees currently serve on the board of directors of Carolina Trust Bank, the Company’s subsidiary bank, which we sometimes refer to herein as the “Bank.”

Nominees. The following table shows the names of the nominees for election, their ages as of the mailing of this Proxy Statement, the year they first became a director of the Company and their principal occupations during the past five years.

Listed below are the names of the eight nominees nominated for election as directors:

Name	Age	Director Since	Principal Occupations During the Past Five Years
Bryan Elliott Beal	61	2016	President and Chief Executive Officer since January 2013, prior to that, Chief Financial Officer, Carolina Mills, Inc., Maiden, NC (textile manufacturer), from 1998-2012.

Rose B. Cummings	60	New Nominee	Vice President and co-Owner, RBC Utilities Incorporated (utility contractor); Owner, Cummings Communications LLC (communications consulting).

Scott C. Davis	64	2016	President, Gaston Electronics; President, Gaston County Dyeing Machine Company (manufacturing); both of Stanley, NC.

Jerry L. Ocheltree	59	2016
President and Chief Executive Officer, Carolina Trust Bank since January 2014; prior to that, President and Chief Executive Officer, First Bank, Southern Pines, North Carolina, from 2005 until June 2013.

Name	Age	Director Since	Principal Occupations During the Past Five Years
Johnathan L. Rhyne, Jr.	63	2016	Partner/Member, The Jonas Law Firm, P.L.L.C., Lincolnton, NC.

Frederick P. Spach, Jr.	55	2016	President and CEO, Carolina Brush Company (manufacturer of brushes for commercial and industrial use), Gastonia, NC.

Ralph N. Strayhorn III	64	2016	Managing Partner, Cape Point Advisory Partners, LLC (bank consulting firm), Charlotte, NC.

Jim R. Watson	64	2016
Associate Professor, College of Education, University of North Carolina at Charlotte, Charlotte, NC; President, WSRR Consulting Group, LLC and Managing Partner, Silo Investors, LLC; both of Lincolnton, NC; retired Superintendent, Lincoln County Schools.

The Board of Directors recommends that the shareholders vote for the election of each of the nominees for director listed above. The eight nominees receiving the highest number of votes will be elected.

MANAGEMENT OF THE COMPANY

Director Qualifications

In evaluating a director candidate, the Nominating Committee considers a variety of factors, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Nominating Committee desires to have represented on the Board; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any core competencies or technical expertise necessary to provide oversight of the Company’s operations. The Nominating Committee believes that all of the current directors are independent of the influence of any particular shareholder or group of shareholders whose interests may diverge from the interests of our shareholders as a whole.

Each director nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance, construction, manufacturing, and marketing. Additionally, many of our directors have significant experience serving in leadership roles in community banks, whether on the board of directors or in management roles. The following discussion of each director nominee’s specific experience, qualifications, attributions or skills led to the conclusion that he or she should serve as a director of the Company.

Bryan Elliott Beal has extensive knowledge in corporate accounting, having spent the majority of the last twenty-six years in various Chief Financial Officer positions, which included experience in mergers and acquisitions, all of which qualify him to serve as the Company’s audit committee financial expert. He also holds positions with local civic and non-profit organizations.

Rose B. Cummings, who previously served as a director of Clover Community Bank, Clover, South Carolina, and its parent company, is an experienced business leader who has unique and valuable knowledge of the South Carolina market areas in which the Company now operates following its acquisition of Clover on January 1, 2019. As a strategic communications consultant, her insights on messaging, both from a customer, shareholder, and community involvement standpoint, can also help guide the Company as it carries out its strategic goals. Ms. Cummings is a Vice President and co-Owner of RBC Utilities Incorporated, a utility contracting business that installs sanitary water, sewer, and storm drain facilities. RBC Utilities operates in the greater Charlotte, North Carolina area and has more than 100 employees, providing Ms. Cummings with experience in managing a large workforce. Her insight on managing such a large workforce provides additional perspective to the Board as it sets policies and procedures within its own organization.

Scott C. Davis has expertise in marketing, budgeting and management, which he brings to the Board through his more than 35 years of experience in the manufacturing of textile electronic equipment.

Jerry L. Ocheltree has served in the banking industry for over 32 years, including leadership roles as President and Chief Executive Officer for three banks. Prior to joining the Bank, he served as the President and Chief Executive Officer of First Bancorp, the parent company of First Bank, Southern Pines, North Carolina with more than $3 billion in assets. Prior to that, he held chief executive positions with Premier South Bank and First Virginia Bank, both of

Wytheville, Virginia. Mr. Ocheltree currently serves on the board of directors of the Charlotte branch of the Federal Reserve Bank of Richmond. He also previously served as Chair of the North Carolina Bankers Association for 2012-2013.

Johnathan L. Rhyne, Jr. is an attorney in Lincolnton. From 2009 to 2011, he was a member of the North Carolina General Assembly where he served as chairman of the House Banking Committee. He had previously served four terms in the General Assembly, from 1985 through 1992, which included service as the minority leader. Mr. Rhyne’s background as an attorney and a legislator gives him the leadership and consensus building skills to lead the Board, which he has done since the incorporation of the Bank. He also has previous experience as a director for another bank in Lincoln County, which gives him a deep knowledge of the markets in which the Company operates. Mr. Rhyne also serves as chair of the board of directors of a public foundation and on the board of directors of one local non-profit organization. Mr. Rhyne also previously served (2015-2017) on the North Carolina State Banking Commission.

Frederick P. Spach, Jr. brings to the Board a deep experience in managing change. As President and CEO of a family-owned business that was heavily reliant on the textile industry, he has reduced textile-related sales of the business while successfully growing alternative revenue streams in other business segments, thereby demonstrating his business acumen for the strategic management of mature businesses. In addition to the leadership role he plays at his family-owned business, Mr. Spach serves on the boards of directors of several civic and non-profit organizations in the Gaston County market as well as serving on the board of directors for an industry trade group in which his business operates.

Ralph N. Strayhorn III is the managing member of Cape Point Advisory Partners, LLC, a bank consulting firm based in Charlotte, North Carolina. Mr. Strayhorn has spent the last 37 years in the banking and related financial businesses since receiving his JD degree and his BA from the University of North Carolina at Chapel Hill. During that time, he has served as an executive officer and a board member of five community banks, including serving as President and CEO of four of those banks.

Jim R. Watson brings years of management experience to the Board after managing 1,600 full and part-time employees and a budget of $100 million as the former Superintendent of Lincoln County Schools. He is now an associate professor in the Department of Educational Leadership at UNC Charlotte. Mr. Watson also currently serves in leadership positions for a number of local civic and non-profit organizations and has served in the past on many other boards, which has provided him greater leadership skills and local knowledge of the markets in which the Company operates.

Director Relationships

Board Relationships. No director or executive officer of the Company is related to another director or executive officer of the Company.

Other Directorships: Other than service on the Company Board, no director is, or has served during the preceding 5 years as, a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Committees of the Board of Directors

The Board has established the committees described below.

Audit Committee

The Audit Committee is responsible for ensuring that the Board receives objective information regarding Company policies, procedures and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Company activities as the Board may direct. The written charter of the Audit Committee, which further details the functions of the Audit Committee, is available on the Company’s corporate website located at www.carolinatrust.com and can be accessed by clicking on the “Governance Documents” link on the “Why Us – Investor News” section of the website. In accordance with its charter, the Audit Committee engages a qualified firm of certified public accountants to conduct such audit work as is necessary to conduct an effective audit of the Company’s financial statements. The Company’s Audit Committee met five times during 2018.

The members of the Company’s Audit Committee during 2018 were Directors Bryan Elliott Beal (chair), Johnathan L. Rhyne, Jr., Frederick P. Spach, Jr., and Jim R. Watson. Mr. Beal has been appointed as the audit committee financial expert for the Audit Committee. His qualifications to serve as the audit committee financial expert are listed under “Director Qualifications” appearing above. Each Audit Committee member satisfies the financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as stated in the rules of Nasdaq. Additionally, all members of the audit committee are required to satisfy both the general Nasdaq requirements to be considered an independent director, as well as to satisfy the heighted independence requirements contained in Exchange Act Rule 10A-3(b)(1), which provides that each member of the audit committee may not:

•	accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof; or
•	be an affiliated person (as defined in Rule 10A-3) of the Company or any subsidiary.

As discussed above under “Proposal 1 – Election of Directors – Director Independence,” The Jonas Law Firm, P.L.L.C., the law firm in which Mr. Rhyne is a partner, was paid legal fees by the Bank for legal services rendered by another attorney in Mr. Rhyne’s firm for loan closing services provided in 2016, 2017, 2018, and 2019. While the receipt of such legal fees by his firm did not compromise Mr. Rhyne’s general independence, the receipt of such fees by his law firm made him ineligible to serve on the Company’s Audit Committee under applicable Nasdaq rules. Until recently, neither Mr. Rhyne nor the Company was aware that such fees had been paid by the Bank for services provided by the other attorney in his firm during 2016, 2017, 2018, and 2019. Upon discovery of the payments, each of the Bank and Mr. Rhyne have established procedures to prevent any future payments for legal services being made from the Bank to the The Jonas Law Firm.

Readers are directed to review the report of the Audit Committee appearing later in this proxy statement.

Compensation Committee

The charter for the Compensation Committee is available on the Company’s corporate website located at www.carolinatrust.com and can be accessed by clicking on the “Governance Documents” link on the “Why Us – Investor News” section of the website. In accordance with its charter, the Compensation Committee approves compensation, including annual salary, equity compensation grants and awards, incentive compensation and other benefits, for the executive officers of the Company. The Compensation Committee approves compensation based upon a review of the compensation earned by executive officers with financial institutions of similar asset size in North Carolina from an annual survey of compensation prepared by the North Carolina Bankers Association. Mr. Ocheltree recommended base salaries other than his own and was permitted to discuss the targets for incentive cash compensation. Mr. Ocheltree was not permitted to be present while his compensation was being debated or approved by the Compensation Committee.

During 2018, the Company’s Compensation Committee did not engage the services of a compensation consultant.

The members of the Compensation Committee during 2018 were Directors Jim R. Watson (chair), Bryan Elliott Beal, Scott Craig Davis, and Johnathan L. Rhyne, Jr. The Company’s Compensation Committee did not meet during 2018.

Nominating Committee

The Nominating Committee identifies individuals qualified to become Board members and selects director nominees. The committee oversees all material aspects of the Board nominations process. The Nominating Committee met once during 2018. The members of the Nominating Committee during 2018 were Directors Scott Craig Davis (chair), Bryan Elliott Beal, Johnathan L. Rhyne, Jr., Frederick P. Spach, Jr., and Jim R. Watson. The charter for the Nominating Committee is available on the Company’s corporate website located at www.carolinatrust.com and can be accessed by clicking on the “Governance Documents” link on the “Why Us – Investor News” section of the website.

Other standing committees

The Company’s bylaws also permit the Board to establish, from time to time, additional standing committees to which certain responsibilities of the Board may be delegated in accordance with applicable law.

Corporate Governance: Board Leadership and Risk Oversight

Jerry L. Ocheltree serves as the President and Chief Executive Officer of the Company. Johnathan L. Rhyne, Jr. serves as the Company’s Chairman of the Board. The Company has determined that splitting the role of Chairman of the Board and Chief Executive Officer is appropriate for the Company because the Board feels it is prudent to have an independent director set the agenda for Board meetings instead of an inside director. The Board feels this arrangement allows the directors to appropriately exercise their oversight role.

Responsibility for risk oversight ultimately rests with the Board of Directors. The officers of the Company and its subsidiary bank are responsible for managing the risks on a day-to-day basis. The Board uses a committee structure to facilitate its oversight of the Company’s risk management function, which committees receive regular periodic reports from the Company’s officers. The committees with primary risk oversight responsibilities are each chaired by independent directors in order to provide a measure of third-party objectivity to the review of the officers’ management of risk.

Board Attendance and Fees

The Board held 11 meetings in 2018. All the Company’s directors attended at least seventy-five percent of all Board and committee meetings in the aggregate held during 2018. It is the policy of the Board that all directors attend shareholder meetings. Five of the Company’s seven directors attended the 2018 Annual Meeting.

During 2018, the Company paid its directors $600 for each Board meeting attended ($850 for the chair) and $250 for each committee meeting attended ($400 for the chair). In addition, the Company paid its directors an annual retainer fee of $3,000. Each of the Company’s directors is also a member of the board of directors of the Company’s subsidiary bank. The Company’s directors were also paid cash fees by the Bank for meetings such directors attended in their capacity as directors of the Bank. The Bank paid a similar fee structure, with the directors receiving $600 for each Bank board meeting attended ($850 for the chair), $250 for each committee meeting attended ($400 for the chair), and an annual retainer fee of $3,000. The bank-level board held 14 meetings during the 2018 fiscal year.

Director Compensation

The following table sets forth certain information regarding the compensation earned by our directors during the fiscal year ended December 31, 2018 for services as director. The payments below include fees earned as both a director of the Company and of the Bank.

2018 DIRECTOR COMPENSATION TABLE(1)
Name	Fees Earned or Paid in Cash ($)	Total Compensation ($)
Bryan Elliott Beal	22,800	22,800
Scott C. Davis	21,450	21,450
Johnathan L. Rhyne, Jr.	38,900	38,900
Frederick P. Spach, Jr.	27,600	27,600
Ralph N. Strayhorn III	23,800	23,800
Jim R. Watson	25,000	25,000
(1)	Fees paid to Mr. Ocheltree as a director are included in his compensation disclosed in the summary compensation table for our named executive officers.

Director Nominations

Nominations for election to the Board are made by the Nominating Committee appointed by the Board. All members of the Nominating Committee satisfy the independence requirements stated in the rules of Nasdaq. In order to be considered for election to the Board, the Company’s bylaws require that the nominee be the owner and holder of shares of common stock having at least $1,000 in book value as of the last business day of the calendar year immediately prior to the proposed election of that nominee. The Company’s bylaws further provide that any shareholder entitled to vote on such election may nominate any shareholder for election to the Board if written notice of the nomination of such person is received by the Secretary of the Company at the principal office of the Company at least 45 days prior to the date that notice of the previous year’s annual shareholder meeting was mailed to the shareholders. See “HOW TO SUBMIT SHAREHOLDER PROPOSALS - Nominations of directors” in this Proxy

Statement for further details. For both nominees submitted by the Company or shareholders for election to the Board, the Nominating Committee considers several factors beyond those set forth above in determining whether to nominate a candidate for election to the Board. These additional factors include the nominee’s personal and professional integrity, ability and judgment and his or her ability to be effective, in conjunction with the other Board members and nominees, in collectively serving the long-term interests of the Company’s shareholders. The Committee also considers the overall composition of the Board, taking into consideration such factors as business experience and specific areas of expertise of each Board member. While the Company and Nominating Committee do not have a specific policy with respect to its Board members’ diversity, the Committee does consider each nominee’s potential to contribute to the diversity of backgrounds that the Board desires to have represented.

Shareholder Communications with Directors

The Company encourages shareholders who wish to communicate with any of the directors to send such inquiries by mail, telephone or email to the Company. The Company will forward all communications to the named director or, if no particular director is named, to the appropriate committee of the Board for consideration. The mailing address of the principal executive offices of the Company is P.O. Box 308, Lincolnton, North Carolina 28093-0303. The telephone number for the Company is (704) 735-1104, and the email address for the Company is shareholderrelations@carolinatrust.com.

Code of Ethics

The Company has adopted a Code of Ethics and Conduct for Senior Officers to resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all directors and employees, including senior officers such as the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee performing similar functions. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is available on the Company’s website located at www.carolinatrust.com under the “Why Us – Investor News” section of the website. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

Transactions with Related Persons

The Company’s subsidiary bank expects to have banking transactions in the ordinary course of business with directors, executive officers and their associates. These transactions include deposit and lending relationships. All transactions with directors, executive officers and their associates will be made in the ordinary course of business, on substantially the same terms, including (in the case of loans) interest rates, collateral and repayment terms, as those prevailing at the same time for other comparable transactions, and will not involve more than normal risks of collectibility or present other unfavorable features.

Our Audit Committee, pursuant to its charter, is responsible for reviewing and approving any related person transaction. In the course of its review and approval of a related person transaction, the Audit Committee, among other things, considers, consistent with Item 404 of SEC Regulation S-K, the following:

•	the nature and amount of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and
•	any other matters the Audit Committee deems appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and the holders of more than 10% of our common stock to file with the Securities and Exchange Commission, or the SEC, initial reports of ownership of our common stock and other equity securities on Form 3 and reports of changes in such ownership on Form 4 or Form 5. To our knowledge, based solely on a review of the reports and other information provided to the Company, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

Report of the Audit Committee

In accordance with its written charter, the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Company on behalf of the Board. Management has the primary responsibility for preparing the financial statements and managing the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Company.

The Audit Committee discussed and reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Auditing Standard 1301: Communication with Audit Committees promulgated by the Public Company Accounting Oversight Board.

In discharging its responsibility for the audit process, the Audit Committee obtained from the Company’s independent registered public accounting firm a letter describing all relationships between the accountants and the Company that might bear on the accountants’ independence required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accountants’ communications with the audit committee concerning independence. The Audit Committee also discussed with the accountants any relationships that might impact their objectivity and independence and satisfied itself as to the accountants’ independence, and considered the compatibility of nonaudit services with the accountant’s independence.

The Audit Committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee met with the internal auditors and the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and the internal audit function’s organization, responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board (and the Board approved) inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

This report is submitted by the Audit Committee: Directors Bryan Elliott Beal (chair), Johnathan L. Rhyne, Jr., Frederick P. Spach, Jr., and Jim R. Watson.

Executive Officers

Set forth below are the executive officers of the Company and its subsidiary bank and their ages as of the mailing of this Proxy Statement, together with a brief description of prior business experience:

Name	Age	Principal Occupations During the Past Five Years
Jerry L. Ocheltree	59
President, Chief Executive Officer, and Director of the Company since March 2016; President, Chief Executive Officer and Director, Carolina Trust Bank, since January 2014; prior to that, President and Chief Executive Officer, First Bank, Southern Pines, North Carolina, from 2005 until June 2013.

Edwin E. Laws	59
Executive Vice President and Chief Financial Officer of the Company and Carolina Trust Bank since March 2016; prior to that, Senior Vice President, Finance, First Bank, Southern Pines, North Carolina, from 2010 until 2016.

Richard M. Rager	62	Executive Vice President and Chief Credit Officer, Carolina Trust Bank, since September 2011.

Executive Compensation

Summary Compensation Table. The following table sets forth certain information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and Chief Credit Officer (our “named executive officers”) for the years indicated.

Name and Principal Position	Year	Salary	Bonus	Nonequity Incentive Plan Compensation(1)	Non-qualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total Compensation
Jerry L. Ocheltree President and CEO	2018	$285,370	$—	$123,564	$1,713	$56,527	$467,174
	2017	278,409	—	107,784	—	55,460	441,653
Edwin E. Laws EVP and CFO	2018	170,000	—	61,341	431	19,734	251,506
	2017	146,250	—	47,183	—	16,701	210,134
Richard M. Rager EVP and CCO	2018	174,452	—	62,947	2,297	20,846	260,542
	2017	170,197	—	54,909	3,212	17,887	246,205
(1)	The non-equity incentive awards were granted pursuant to the Company’s management incentive plan based on targets achieved. A description of the management incentive plan appears below.
(2)	Represents above-market interest earnings attributable to officer in connection with his participation in one or more of the Company’s non-qualified deferred compensation plans. Interest on deferred compensation is above-market only if the rate of interest exceeds 120% of the applicable federal long-term rate (the “120% AFR”), with compounding at the rate that corresponds most closely to the rate under the Company’s plan at the time the interest rate or formula is set. With respect to above-market earnings for the 2018 SERPs (described below) to which each officer is a party and Mr. Ocheltree’s 2014 SERP (described below), the above-market earnings were calculated using the difference between the interest rate set by the Compensation Committee of 5.00% for 2018 with the applicable 120% AFR (3.16%). With respect to any above-market earnings associated with Mr. Rager’s participation in the Company’s 2007 supplemental retirement plan during 2018 and 2017, the above-market earnings were calculated using the difference between the discount rate of that plan of 5% and the applicable 120% AFR (2018 – 3.98%; 2017 – 3.16%).
(3)	For each of the named executive officers, “all other compensation” for 2018 includes the Bank’s matching contributions paid on behalf of the officer under the Bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“401(k) Plan”) in the following amounts: Mr. Ocheltree - $10,629; Mr. Laws - $8,687; and Mr. Rager - $9,174. The dollar value shown for 2018 also includes medical, dental, disability, and life insurance premiums paid on each of the officer’s behalf in the following amounts: Mr. Ocheltree - $13,495; Mr. Laws - $11,047; and Mr. Rager - $11,672. The amount set forth for Mr. Ocheltree for also includes the officer’s automobile allowance and country club dues paid on his behalf, and cash fees and retainers in the amount of $20,200 paid to him for his service during 2018 as a member of the board of directors of both the Company and the Bank.

Management Incentive Plan

During 2018, each of our named executive officers participated in the Bank’s management incentive plan. Under the plan, each officer was eligible, subject to attainment of the applicable performance goals, for a cash incentive payout opportunity. Each participating officer had a target award (expressed as a percentage of last year’s base salary) and range that defined the incentive opportunity. Set forth below is each officer’s targeted award as a percentage of his 2018 base salary:

Named Executive Officer	Target Award as a Percentage of Salary
Jerry L. Ocheltree	30% of Salary
Edwin E. Laws	25% of Salary
Richard M. Rager	25% of Salary

Under the plan, actual awards vary based on performance and range from 0% of target award (not achieving the threshold measure) to 150% of target award for exceptional performance (i.e., attainment of “stretch goal” described below).

In determining the cash payout under the incentive plan, the Compensation Committee evaluated the performance of the Bank against six predetermined criteria, with each criteria being assigned an initial weight and a target goal. Those criteria, relative weights and target goals are set forth below:

Carolina Trust Bank Corporate Performance Measure	Performance Weight	Target Goal
2018 Net Income ($)	35.0%	$3,171,000
Year-Over-Year Loan Growth ($)	17.5%	$28,727,390
Year-Over-Year Deposit Growth ($)	17.5%	$45,987,795
Loans 30 Days or More Past Due(1) (%)	10.0%	2.0%
Classified Loans(2) (%)	10.0%	25.0%
Strategic Plan(3)	10.0%	N/A
Total	100.0%
(1)	Measure is the quarterly average of the ratio calculated by dividing the total of loans 30 days or more past due by total loans.
(2)	Measure is the quarterly average of the percentage result from dividing the Bank’s classified loans by the sum of capital, the allowance for loan and lease losses, and the reserve for unfunded commitments.
(3)	Strategic plan measure is qualitative in nature and determined by evaluation of accomplishments versus strategic plan goals.

In addition to the target goal, both a threshold and stretch goal were established for each performance measure. For financial performance measures (such as net income, loan growth and deposit growth), the threshold goal equates to 80% of the target goal, and the stretch goal equates to 120% of the target goal. Failure to reach any one threshold goal for a particular performance measure did not disqualify the officers from the opportunity to achieve the overall award. Rather, if the Bank’s performance in any category is less than the “threshold goal” (i.e., 80% of the target goal in the case of financial measures), the result is a zero weighting for that particular performance measure. Actual payouts for each performance measure are based upon final performance between threshold and stretch levels. Actual payouts for each performance measure are pro-rated for any level of performance between threshold and stretch using interpolation to reward incremental results. The following table summarizes the various corporate performance targets at different thresholds, as well as the actual results under the plan for 2018:

		Performance Goals
Corporate Performance Measure	Weight	Threshold	Target	Stretch	Actual Result	Actual Weight
2018 Net Income ($)	35.0%	$2,536,800	$3,171,000	$3,805,200	$4,279,968	52.50%
Year-Over-Year Loan Growth ($)	17.5%	$22,981,912	$28,727,390	$34,472,868	$44,603,189	26.25%
Year-Over-Year Deposit Growth ($)	17.5%	$36,790,236	$45,987,795	$55,185,354	$54,482,569	25.58%
30 Days or More Past Due (%)	10.0%	2.50%	2.00%	1.50%	0.46%	15.00%
Classified Loans (%)	10.0%	30.0%	25.0%	20.0%	3.6%	15.00%
Strategic Plan	10.0%	N/A	N/A	N/A	Target Met	10.00%
Total	100.0%					144.33%

Prior to calculating payouts under the plan, and as referenced above, the weight of each performance measure is multiplied by a percentage depending on whether the threshold goal, target goal or stretch goal was achieved for each particular performance measure. The percentage multipliers for each goal level achieved are as follows: threshold goal (50%), target goal (100%), and stretch goal (150%).

Set forth below are the payout results under the incentive plan for 2018 for the Company’s named executive officers after applying the applicable weight:

	2018 Salary	Target Bonus (% of Salary)	Actual Award
Jerry L. Ocheltree	$285,370	$83,611	$123,564
Edwin E. Laws	$170,000	$42,500	$61,341
Richard M. Rager	$174,452	$43,613	$62,947

The non-equity incentive awards are included in the summary compensation table that appears above.

Outstanding Equity Awards at Fiscal Year-End

The following tables contain information with respect to outstanding equity awards of the Company held by the named executive officers at and as of December 31, 2018.

	OPTION AWARDS OUTSTANDING AT DECEMBER 31, 2018
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option Expiration Date
Jerry L. Ocheltree	35,000	-0-	3.31	1/1/24
	8,000	-0-	4.91	8/18/24
	1,166	-0-	5.39	4/27/25
Edwin E. Laws	—	—	—	—
Richard M. Rager	2,000	-0-	3.14	3/9/21
	2,000	-0-	3.06	3/19/23
	8,000	-0-	4.91	8/18/24
	1,166	-0-	5.39	4/27/25

Employment Agreements with Named Executive Officers.

During the most recently completed fiscal year, Carolina Trust Bank, which we refer to herein as the Bank, was party to an employment agreement with each of the named executive officers. Set forth below is a summary of the material terms of each officer’s employment agreement in effect during 2018, which is designed to provide additional context to the Summary Compensation Table set forth above.

Ocheltree Employment Agreement. During 2018, the Bank was party to an employment agreement with Mr. Ocheltree that governed the terms and conditions of his employment with the Bank. Mr. Ocheltree earned an annual cash salary of $285,370 during the most recently completed fiscal year. His employment agreement has a contractual term that resets to two years on January 1 of each calendar year, unless written notice from the Bank or the officer is given to the other party at least 90 days prior to the annual anniversary date advising the other that the agreement shall not be further extended.

Mr. Ocheltree’s employment agreement also entitles him to:

•	participation in a defined contribution supplemental retirement plan funded at not less than 20% of his base salary (described below);
•	all fringe benefits that are generally provided by the Bank for its employees;
•	a term life insurance policy with a death benefit up to two times his base salary under the agreement; and
•	a monthly car allowance and payment of membership dues at a country club in the Lincolnton, North Carolina area.

While employed by the Bank and for one year following termination of employment, his employment agreement prohibits him from competing with the Bank. Similarly, while employed by the Bank and for two years following termination of employment, Mr. Ocheltree is contractually prohibited from soliciting customers or employees of the Bank to switch their respective banking or employment relationship, as applicable.

Potential Payments to Ocheltree upon Termination. Under the agreement, in the event Mr. Ocheltree’s employment is terminated by the Bank without cause, the Bank is obligated to pay him $20,000 for each full month remaining in the then current term of his employment agreement (“Severance Term”), a pro rata portion of any applicable bonus, and reimbursement of the premiums for the continuation of his group health insurance under applicable law for the Severance Term. Termination for cause includes: termination because of the officer's material neglect of the material duties of his position; the officer's conviction for any crime or offense involving property of the Bank (other than a de minimis offense) or moral turpitude; the officer's conviction constituting a felony or which has a material adverse impact on the Bank’s reputation or financial condition; the officer's breach of any material provision of the agreement; the officer's dishonesty in connection with the Bank or appropriating assets or opportunities of the Bank for his own benefit; or the officer's violation of a generally recognized lawful material policy of the Bank.

Mr. Ocheltree may terminate his employment upon 90 days prior written notice to the Bank. In the event of such a termination by Mr. Ocheltree, the Bank is not contractually obligated under the employment agreement to make any payment to him, except for base salary and expense reimbursement that may remain unpaid as of the effective date of his termination of his employment.

Potential Payments to Ocheltree following a Change in Control. Mr. Ocheltree’s employment agreement has what is commonly referred to as a “double trigger” change in control provision. Under the terms of the agreement, Mr. Ocheltree has the right to terminate his employment if he determines that, in connection with or within 24 months after a “change in control,” he has not been assigned duties, responsibilities, and status commensurate with his duties prior to such change in control, his salary has been reduced below the amount he would have received under his employment agreement or was otherwise receiving at the time of the transaction, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location. A “change in control” is defined to mean any of the following events:

•	Any person or group acquires beneficial ownership representing thirty-five percent (35%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the Bank’s Board; or
•	The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or
•	All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

Upon such a termination of employment following a change in control, Mr. Ocheltree would be entitled to be paid an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). This compensation is payable in a lump sum. Additionally, his employment agreement calls for the acceleration of the vesting of his benefits under his supplemental executive retirement plan with the Bank upon the change in control. The Bank has the right under the employment agreement to reduce any such accelerated benefits as necessary under the Code to avoid the imposition of excise taxes on Mr. Ocheltree or the disallowance of a tax deduction to the Bank.

Laws Employment Agreement. Effective May 31, 2018, the Bank entered into an amended and restated employment agreement with Mr. Laws. The agreement, which amends and supersedes the Bank’s previous employment agreement with Mr. Laws, governs the terms and conditions of Mr. Laws’s employment as the Bank’s Executive Vice President and Chief Financial Officer. Under the agreement, Mr. Laws’s base salary is $170,000 per annum, which salary is reviewed not less often than annually by the board of directors, and can be increased, but not decreased, during the term of the agreement. Total salary earned by Mr. Laws during 2018 is reflected in the Summary Compensation Table that appears in the preceding section entitled “Executive Compensation – Summary Compensation Table.” If a change in control (as defined in the employment agreement) event should occur, Mr. Laws’s base salary will be increased not less than five percent annually during the remaining term of the agreement. Mr. Laws is entitled to participate in the Bank’s benefit plans available to similarly situated executive employees, and he has the opportunity to earn discretionary bonuses determined by the Bank’s board of directors.

The employment agreement has an initial two-year term and is automatically extended for an additional year upon each anniversary of the agreement’s effective date, unless the Bank notifies Mr. Laws of non-extension at least 90 days prior to the applicable anniversary date. If the Bank elects to terminate the agreement without cause (as defined in the agreement), Mr. Laws would be entitled to receive his base salary for the remaining term of the agreement, subject to his execution of a general release of claims against the Bank and with such separation pay payable in installments in accordance with the Bank’s customary payroll procedures. However, if the Bank were to terminate his employment without cause at the time of or within 24 months following a change in control, then, instead of the foregoing separation pay, Mr. Laws would be entitled to receive a lump-sum payment of 2.50 times his “base amount” as defined in Section 280G(b)(3) of the Code. Mr. Laws would also be entitled to receive the same lump-sum payment if at the time of or within 24 months following a change in control, Mr. Laws terminates his own employment following a “termination event” (as defined in the agreement). A termination event generally will occur if, without his consent and following a change in control, Mr. Laws experiences a material reduction in his duties, responsibilities, or title, his annual base salary, or his benefits, or if he is transferred an unreasonable distance from his current work location. In order to be entitled to the lump sum payment, Mr. Laws would be required to notify the Bank within 90 days of the occurrence of a termination event, and the Bank would have 30 days to cure such event. If the Bank fails to cure such event, then Mr. Laws could terminate employment and would be entitled to the change in control payment benefit. This change in control payment benefit is also conditioned on Mr. Laws’s execution and delivery of a release of claims in a form acceptable to the Bank. If the Bank elects to terminate the agreement with cause, Mr. Laws would be entitled to receive compensation through the effective date of such termination but not thereafter.

Mr. Laws’s employment agreement further provides that any payments to be made to or for his benefit that are deemed to be “parachute payments,” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary to avoid the imposition of excise taxes on Mr. Laws under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280(a) of the Code.

Under the agreement, Mr. Laws has also agreed to certain covenants pertaining to non-competition, non-solicitation of customers and employees, and confidentiality. Mr. Laws’s covenants pertaining to his agreement not to compete with the Bank and his agreement not to solicit certain customers and employees apply during the term of his employment and for a period of 12 months following any termination of his employment, except that the non-competition provisions will not apply following a termination if within twenty-four months following a change of control, Mr. Laws’s employment is terminated by the Bank other than for cause, or Mr. Laws terminates his employment with the Bank due to the occurrence of a “termination event.”

Rager Employment Agreement. Effective May 31, 2018, the Bank entered into an amended and restated employment agreement with Mr. Rager. The agreement, which amends and supersedes the Bank’s previous employment agreement with Mr. Rager, governs the terms and conditions of Mr. Rager’s employment as the Bank’s Executive Vice President and Chief Credit Officer. Under the agreement, Mr. Rager’s base salary is $174,452 per annum, which salary will be reviewed not less often than annually by the board of directors, and can be increased, but not decreased, during the term of the agreement. Total salary earned by Mr. Rager during 2018 is reflected in the Summary Compensation Table that appears in the preceding section entitled “Executive Compensation – Summary Compensation Table.” If a change in control (as defined in the employment agreement) event should occur, Mr. Rager’s base salary will be increased not less than five percent annually during the remaining term of the agreement. Mr. Rager is entitled to participate in the Bank’s benefit plans available to similarly situated executive employees, and he has the opportunity to earn discretionary bonuses determined by the Bank’s board of directors.

The employment agreement has an initial two-year term and is automatically extended for an additional year upon each anniversary of the agreement’s effective date, unless the Bank notifies Mr. Rager of non-extension at least 90 days prior to the applicable anniversary date. If the Bank elects to terminate the agreement without cause (as defined in the agreement), Mr. Rager would be entitled to receive his base salary for the remaining term of the agreement, subject to his execution of a general release of claims against the Bank and with such separation pay payable in installments in accordance with the Bank’s customary payroll procedures. However, if the Bank were to terminate his employment without cause at the time of or within 24 months following a change in control, then, instead of the foregoing separation pay, Mr. Rager would be entitled to receive a lump-sum payment of 2.50 times his “base amount” as defined in Section 280G(b)(3) of the Code. Mr. Rager would also be entitled to receive the same lump-sum payment if at the time of or within 24 months following a change in control, Mr. Rager terminates his own employment following a “termination event” (as defined in the agreement). A termination event generally will occur if, without his consent and following a change in control, Mr. Rager experiences a material reduction in his duties, responsibilities, or title, his annual base salary, or his benefits, or if he is transferred an unreasonable distance from his current work location. In order to be entitled to the lump sum payment, Mr. Rager would be required to notify the Bank within 90 days of the occurrence of a termination event, and the Bank would have 30 days to cure such event. If the Bank fails to cure such event, then Mr. Rager could terminate employment and would be entitled to the change in control payment benefit. This change in control payment benefit is also conditioned on Mr. Rager’s execution and delivery of a release of claims in a form acceptable to the Bank. If the Bank elects to terminate the agreement with cause, Mr. Rager would be entitled to receive compensation through the effective date of such termination but not thereafter.

Mr. Rager’s employment agreement further provides that any payments to be made to or for his benefit that are deemed to be “parachute payments,” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary to avoid the imposition of excise taxes on Mr. Rager under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280(a) of the Code.

Under the agreement, Mr. Rager has also agreed to certain covenants pertaining to non-competition, non-solicitation of customers and employees, and confidentiality. Mr. Rager’s covenants pertaining to his agreement not to compete with the Bank and his agreement not to solicit certain customers and employees apply during the term of his employment and for a period of 12 months following any termination of his employment, except that the non-competition provisions will not apply following a termination if within twenty-four months following a change of control, Mr. Rager’s employment is terminated by the Bank other than for cause, or Mr. Rager terminates his employment with the Bank due to the occurrence of a “termination event.”

Retirement Benefits for our Named Executive Officers

During the most recently completed fiscal year, the Bank was party to various retirement agreements with the named executive officers that entitled the officers to certain supplemental retirement benefits. Because of federal tax code limitations on the amount of compensation that may be deferred by a highly compensated employee under the Bank’s 401(k) Plan, such retirement agreements supplement the amount that the executive officer can defer until retirement. Similar plans are a common component of the compensation packages of the peer banks with which the Bank competes and of the financial institution industry generally. These retirement benefits are unfunded and are not intended to be a tax-qualified retirement plan under Section 401(a) of the Code. Set forth below is a summary description of each of the supplemental retirement agreements in effect between the Bank and the applicable officer during 2018.

2018 Supplemental Retirement Plan Agreements. On August 31, 2018, the Bank entered into a supplemental executive retirement plan agreement with each of Messrs. Ocheltree, Laws, and Rager (which we refer to, collectively, as the “2018 SERPs”). Subject to its terms and conditions, each agreement is intended to provide the officer with certain supplemental retirement benefits upon a separation of service due to a termination of employment (other than a termination with cause, as defined in the respective agreements). The amount and timing of payment of the supplement retirement benefits vary based on a number of factors, including, among others, the age of the officer, the reason for any separation from service, and whether the officer has met the vesting requirements set forth in the agreement at the time of any payment triggering event.

Account Balance Accruals. In connection with commencement of the 2018 SERPs for Mr. Laws and Mr. Rager, the Bank accrued a one-time, initial contribution for each officer in an unfunded bookkeeping account, which contribution represents the initial account balance for the officer’s respective supplemental retirement plan. The initial contribution for Mr. Laws was $70,298 and for Mr. Rager was $71,020. This contribution, plus the annual earnings on the account at the rate approved (from time to time) by the compensation committee, is referred to in the aggregate as the “account balance.” The Bank retains authority under the agreements to make additional contributions in the future to the officers’ respective account balances provided such additional contributions are determined by the bank no later than the last day of the taxable year immediately preceding the year in which such additional contributions are accrued on the bank’s books. With respect to Mr. Ocheltree’s 2018 SERP, the Bank will annually accrue in an unfunded bookkeeping account an amount equal to not less than 32% of his base salary (as defined in the agreement) plus any additional amount the bank may determine in its sole discretion provided such additional amounts are determined by the Bank no later than the last day of the taxable year immediately preceding the year in which such additional amounts are accrued on the Bank’s books. Such annual accruals, together with the annual earnings credited to the account at a rate approved (from time to time) by the compensation committee, is referred to in the aggregate as the “account balance” under Mr. Ocheltree’s plan.

Normal Retirement Benefit. Assuming the respective officer remains employed through his normal retirement age of 65 as set forth in the 2018 SERPs and that there is no intervening change in control, then the officer would be entitled to receive a benefit amount calculated as the amount that fully amortizes (over a period not to exceed 15 years, as determined by initial election of the officer on the agreement execution date) his vested account balance existing at the end of the month before the month in which he separates from service from the Bank (and taking into account interest between when he separates from service and the date full payment is made under the terms of the agreement). Based on the officers’ respective initial elections upon execution of the 2018 SERPs, the benefit amount for each of Mr. Ocheltree and Mr. Rager would be paid in a single lump sum and the benefit amount for Mr. Laws would be paid in three equal annual installments. Such lump sum would be paid or, in the case of Mr. Laws, the annual payments would commence beginning on the first day of the year following the year in which the officer experiences a separation from service (as defined in section 409A of the Code), unless the officer is a “specified employee” (as defined in section 409A of the Code), in which case the benefit would be paid or commence on the latter of: (i) the first day of the year following the year in which the officer experiences a separation from service or (ii) the seventh month after the month in which the officer experiences a separation from service.

Vesting. Assuming the officers’ continued employment, Mr. Laws and Mr. Rager will become vested in their respective account balance in accordance with the following schedules:

Officer	Initial Vest Date	% of Account Balance that Vests on Initial Vest Date	% of Account Balance that Vests Annually following Initial Vest Date	Date Officer Will be Fully-Vested in Account Balance
Laws	Sept. 1, 2019	20.0%	20.0%	Sept. 1, 2023
Rager	Sept. 1, 2019	33.3%	33.3%	Sept. 1, 2021

In the case of Mr. Ocheltree, Mr. Ocheltree became 80% vested in his account balance on September 1, 2018 and vested in the remaining 20% of the account balance on January 1, 2019.

Notwithstanding the foregoing vesting schedules, the officers’ respective vesting in their account balance will be accelerated if:

•	There is a change in control (as defined in the respective agreement) before the officer turns 65 and prior to the officer experiencing a separation from service;
•	the officer separates from service due to disability (as defined in the agreements); or
•	the officer dies before separating from service.

Early Termination Benefit. Under the 2018 SERPs, if the officer experiences a separation from service (other than due to death or a termination with cause) prior to attaining the age of 65, he will be entitled to a benefit amount calculated as the amount that fully amortizes (over 10 years) his vested account balance existing at the end of the month before the month in which he separates from service (and taking into account interest between when he separates from service and the date full payment is made under the agreement). If the separation from service is due to the officer’s disability, the officer will be fully vested in his account balance, notwithstanding any failure to meet the time-vesting requirements set forth in the agreement. The benefit amount would be paid in ten equal annual installments, commencing on the first day of the year following the year in which the officer turns age 65, unless the officer is a “specified employee,” in which case the benefit would commence on the latter of: (i) on the first day of the year following the year in which the officer turns age 65 or (ii) the seventh month after the month in which the officer experiences a separation from service.

Change in Control Benefit. Should a change in control (as defined in the 2018 SERPs) occur prior to the officer both attaining his normal retirement age of 65 and prior to a separation from service, the officer would be paid his vested account balance calculated on the date of the change in control. This change in control benefit would be paid in a lump sum within 10 days following the change in control. Further, the officer would become fully vested in his account balance upon the change in control, notwithstanding any failure to meet the time-vesting requirements set forth in the respective agreement. As of December 31, 2018, the account balance of each named executive officer under the 2018 SERPS was: Mr. Ocheltree - $30,632; Mr. Laws - $71,454; and Mr. Rager - $72,188. Additionally, under each of the 2018 SERPs, the timing of the payment of Normal Retirement Benefits, Early Termination Benefits, or disability benefits under the agreement that have already commenced due to a prior separation from service or due to the officer reaching normal retirement age will also be accelerated to a single lump sum payment if a change in control event subsequently occurs. Such accelerated payment will be made on the day of the change in control in the case of an acceleration of the Normal Retirement Benefits or, in the case of an acceleration of the Early Termination Benefits or disability benefits, three days after the later of: (i) the effective date of the change in control or (ii) the seventh month after the month in which the officer experiences a separation from service.

Death Benefits. Under the 2018 SERPs, if the officer should die prior to experiencing a separation from service, the officer’s beneficiary (as designated under the agreement), will be entitled to be paid a benefit amount in cash equal to the officer’s vested account balance on the date of death. If the officer is not already fully vested in his account balance, the officer will become fully vested upon death. The benefit amount upon death prior to separation from service would be paid within 21 days of the date of the officer’s death. If the officer dies after separation from service, the officer’s beneficiary would be entitled to be paid a benefit amount in cash equal to the remaining account balance at the officer’s death. Such lump sum cash payment would be paid 90 days after the officer’s death.

Termination with Cause. Under 2018 SERPs, the officers would not be entitled to any retirement benefit if the respective officer experiences a separation from service due to a termination with cause (as defined in the respective agreement) of the officer’s employment with the Bank.

2014 Ocheltree Retirement Plan. During 2014, the Bank executed a supplemental executive retirement plan agreement with Mr. Ocheltree (which is referred to herein as the “2014 Ocheltree SERP”). Effective August 31, 2018, and concurrent with execution of 2018 SERPs described above, the Bank and Mr. Ocheltree entered into a first amendment to the 2014 Ocheltree SERP. The primary purpose of the amendment was to cease annual accruals and to freeze any future accruals under the 2014 agreement on behalf of Mr. Ocheltree into the 2014 agreement’s designated liability retirement account. The balance in the liability retirement account as of September 1, 2018, will be annually credited with earnings at a rate approved by the compensation committee by the end of the preceding calendar year or such other rate as the plan administrator shall determine in its sole discretion from time to time. The accrued liability balance in Mr. Ocheltree’s retirement account at December 31, 2018, was $252,949. Mr. Ocheltree is fully vested in the accrued liability retirement account.

The accrued balance in the retirement account will be paid to Mr. Ocheltree upon attaining the age of 65 in five equal annual installments, with the first payment being paid on the first day of the seventh month following the officer reaching the age of 65. In the event Mr. Ocheltree should die while actively employed by the Bank but prior to him attaining the age of sixty-five (65) years (or such later date as may be agreed upon), the Bank will pay the accrued balance in one (1) lump sum to the person designated by Mr. Ocheltree. If prior to age 65, Mr. Ocheltree’s employment is terminated voluntarily by him or by the Bank without cause, the accrued balance under the 2014 Ocheltree SERP shall be paid to Mr. Ocheltree in a lump sum thirty (30) days following his attainment of the age of 65. In the event of a “Change of Control” of the Bank (as defined in the 2014 Ocheltree SERP), and should Mr. Ocheltree’s employment be terminated without cause either 30 days prior to, or within 12 months after, the Change of Control, Mr. Ocheltree would be paid the accrued balance under the 2014 Ocheltree SERP in a lump sum thirty (30) days following the latter of the Change of Control or his termination of employment.

2007 Rager Retirement Plan. During 2018, Mr. Rager was a participant in a supplemental executive retirement plan that the Bank established in 2007 for eligible participants chosen by the Bank. The retirement benefits provided under the plan are unfunded and are not intended to be a tax-qualified retirement plan under Section 401(a) of the Code. To offset the cost of future funding of the retirement benefits payable to participants under the 2007 retirement plan, the Bank owns life insurance policies on the lives of certain current and former executive officers.

As a participant in the 2007 supplemental retirement plan, Mr. Rager would be provided an annual retirement benefit equal to fifteen percent (15%) of his average annual base salary during his final five years of employment. Absent an acceleration event, his benefit would be paid over the ten (10) years following his retirement. Mr. Rager became fully-vested in the benefits provided under the supplemental retirement plan in 2016 upon his ten-year anniversary as an employee of the Bank. If Mr. Rager should die while employed by the Bank, the Bank will pay the present value of the vested benefit to the officer’s beneficiary in a lump sum. If the officer dies while receiving the retirement benefit, the Bank shall pay any remaining benefit to the officer’s beneficiary in the same amounts and manner that would have been paid to the officer had the officer survived.

Upon a termination of the employment of Mr. Rager following a “change in control” (the definition of “change in control” being substantially similar to the same term under his employment agreement), the full retirement benefit under the plan (calculated as of the termination of employment) is payable in a lump sum to the officer. As of December 31, 2018, the estimated payment that would be due under the retirement plan in such an event is $188,271. In the event payment of the benefit to the officer would cause the imposition of excise taxes under Section 280G and Section 4999 of the Code, then the payments would be reduced (but not below zero) to the extent necessary to ensure that no portion of the payment will be subject to any excise tax.

If the employment of Mr. Rager with the Bank is terminated without cause prior to his normal retirement date, the vested retirement benefit under the retirement plan is payable in a lump sum using a present value discount rate of six percent (6%). No benefit will be payable to Mr. Rager, however, if he is terminated for cause. Termination for cause includes termination of the officer’s employment because of (i) fraud, embezzlement, theft, or comparable dishonest activity committed by the officer; (ii) the officer’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty, or moral turpitude, (iii) the officer’s breach, neglect, refusal, or failure to materially discharge the officer’s duties or the officer’s failure to comply with the lawful directions of a senior managing officer of the Bank (which failure is not timely cured), (iv) any willful misconduct by the officer which may cause substantial economic or reputation injury to the Bank, including, but not limited to, sexual harassment, or (v) the willful destruction by the officer of Bank property having a material value to the Bank.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires the Company to conduct periodic shareholder advisory votes on executive compensation. This “say-on-pay” proposal permits shareholders to approve the compensation paid or provided to the Company’s named executive officers and the Company’s compensation policies and practices. By voting “FOR” Proposal 2, you will be approving the compensation paid or provided to the named executive officers of the Company and the Company’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in this Proxy Statement above under “Executive Compensation.”

The vote by the Company’s shareholders on this Proposal 2 is a non-binding, advisory vote. This means that the results of the vote will not be binding on the Company’s Board of Directors or its Compensation Committee, will not overrule or affect any previous action or decision by the Board or the Compensation Committee or any compensation previously paid or awarded, and will not create or imply any additional duty on the part of the Board or the Compensation Committee.

The Board of Directors and its Compensation Committee believe that the Company’s compensation policies and practices appropriately reward performance without inviting unnecessary risk-taking by its executive officers and are strongly aligned with the long-term interests of the Company’s shareholders. Further, the Board and its Compensation Committee believe the compensation paid or provided to the Company’s named executive officers is and has been appropriate for each of the named executive officers and comparable to the compensation of officers of peer institutions for the industry in which the Company operates.

For the foregoing reasons, the Board of Directors recommends that you approve the compensation paid to the Company’s named executive officers and described in this proxy statement by voting “FOR” Proposal 2. This Proposal will be approved if the number of votes cast in favor of Proposal 2 exceeds the number of votes cast against it.

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

In Proposal 2, we asked our shareholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement. As required by Section 14A of the Exchange Act, we are also giving our shareholders the opportunity to advise us as to how often each of you recommend that the Company include a shareholder advisory vote on executive compensation in our proxy statement. You may specify whether this advisory vote should occur every 1 year, every 2 years, or every 3 years. You may also abstain from voting on this proposal. While our Board intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on the Board and is advisory in nature.

At Carolina Trust Bank’s 2013 annual meeting of shareholders, the Bank’s board of directors recommended that the shareholder advisory vote on executive compensation be conducted annually. Shareholders overwhelmingly agreed with the board’s recommendation, with 86.6% of the votes cast favoring an annual advisory vote on named executive officer compensation. Since we last held an advisory vote on the frequency of the advisory vote on executive compensation, most public companies have also elected to conduct an annual advisory shareholder vote on executive compensation. From a corporate governance and shareholder communications standpoint, the Board believes that annual advisory votes assist management and the Compensation Committee with receiving prompt and direct feedback on the Company's compensation practices. An annual vote also allows management and the Compensation Committee to measure how they have responded to the prior year's vote. The trend from one year to the next may be an important barometer of shareholder views on changes in the Company’s compensation practices.

Administratively, preparing for an annual vote provides procedural consistency from year to year. A biennial or triennial advisory vote could create shareholder confusion because the vote would cover compensation over a multi-year period. As a result, the message intended by a shareholder vote could be less meaningful to management and the Compensation Committee. In public company shareholder votes to date, large institutional investors and major proxy advisory groups have generally expressed a preference for holding annual advisory votes.

In light of the foregoing, the Board of Directors recommends that you vote in favor of holding the advisory vote on executive compensation every 1 YEAR. The frequency receiving the most votes will be treated as the frequency preferred by shareholders.

PROPOSAL 4: Increase of Authorized Shares

General

The Company’s shareholders are being asked to approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of common stock that are available for issuance by the Board (which we refer to herein as the “Share Increase Amendment”). The Company’s articles of incorporation currently authorize the issuance of up to 10,000,000 shares of common stock. Approval of the Share Increase Amendment would increase the number of shares of authorized common stock to 20,000,000 shares. A copy of the proposed Articles of Amendment is attached hereto as Appendix A.

As of the close of business on March 15, 2019, there were 9,296,977 shares of common stock issued and outstanding. Additionally, as of such date, 133,309 shares of common stock are reserved for issuance pursuant to the Company’s equity compensation plans. This leaves a balance of 569,714 shares that are authorized but unissued shares of common stock as of March 15, 2019 and that are not otherwise reserved for issuance for another purpose.

Reasons for the Share Increase Amendment.

The Company’s Board believes the Share Increase Amendment is advisable and in the best interests of the Company and its shareholders for several reasons. The proposed increase in authorized shares of common stock would ensure that a sufficient number of shares will be available, if needed, for issuance in connection with possible future transactions approved by the Company’s board of directors, including, among others, equity offerings, acquisitions, stock dividends or splits, stock incentive plans, and other corporate purposes. The Board believes that the availability of the additional shares for such purposes without delay will be beneficial to the Company by providing it with flexibility to consider and respond to future business opportunities and needs as they arise. It may put the Company at a competitive disadvantage, for example, if it had to seek shareholder approval for an increase in authorized shares in a competitive bid situation where other competing acquirors did not.

As a Nasdaq-listed company, there are restrictions on the Company’s ability to issue additional shares of common stock without further shareholder approval, even if the Company has available authorized, but unissued shares. For example, pursuant to applicable Nasdaq rules, the Company cannot issue more than 20% of its outstanding common stock for less than “market value” of the stock (as measured by Nasdaq closing prices) in a transaction other than a public offering without obtaining further shareholder approval. Additionally, shareholder approval is required under Nasdaq rules prior to the issuance of common stock in connection with the acquisition of the stock or assets of another company if the number of shares issued will be equal or in excess of 20% of the number of shares of common stock outstanding before the issuance. Notwithstanding that, in some situations, the Company may still need to seek additional shareholder approval for certain issuances, the Board believes the availability of such additional shares will enable the Company to act promptly when the Board believes that the issuance of additional shares of common stock is advisable and in the Company’s best interest.

Effect of Share Increase Amendment.

The additional shares of authorized common stock would be part of the Company’s existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock that are currently outstanding.

Existing shareholders would experience dilution of their ownership interests if additional shares of common stock are issued, which may be substantial. The issuance of these securities could cause a significant reduction in the percentage interests of current shareholders, their voting power, the liquidation value, book and market value of their shares, and the future earnings per share of the Company. The degree of any dilution that would occur following the issuance of additional shares of common stock would depend upon the number of shares that are actually issued in the future. The sale or resale of the additional securities could also cause the market price of our common stock to decline.

In order to raise capital, the Company may sell common stock or other securities convertible into common stock, which may be dilutive. The Company may raise capital in the future in order to support its operations, expand its business, or fund acquisitions. The Company may also need to raise capital in order to satisfy its obligation under federal bank holding company regulations to serve as a source of financial strength to Carolina Trust Bank. The approval of the Share Increase Amendment would make it easier for the Company to sell common stock if any of the foregoing situations made it necessary or advisable.

The Company continually explores strategic alternatives to strengthen its capital position and enhance long-term shareholder value, but does not currently have any agreements, arrangements, commitments, or understandings with respect to the issuance of any additional shares of common stock that would be authorized upon approval of the Share Increase Amendment and does not currently have any plans to issue additional shares of common stock other than as may be permitted under the Company’s equity compensation plans.

The Company’s board of directors has considered any possible negative impact the increase in the number of authorized shares of common stock could have on the existing shareholders and concluded that any such impact would be outweighed by the positive effect on the Company resulting from the increase in available shares of common stock, which would put us in a better position to respond expeditiously to any strategic or regulatory needs for additional capital.

In addition to the foregoing, the increase in the number of issued shares of common stock in connection with potential financings could have an incidental anti-takeover effect in that additional shares could dilute the stock ownership of one or more parties seeking to obtain control of the Company. The Share Increase Amendment could adversely affect the ability of third parties to acquire the Company, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company that the Company’s Board determines is not in the Company’s best interests or in the best interests of its shareholders. The ability of the Board to cause the Company to issue substantial amounts of common stock without the need for shareholder approval, except as may be required by law, regulation or Nasdaq rules, upon such terms and conditions as the Board may determine from time to time in the exercise of its business judgment may, among other things, be used to create voting impediments with respect to changes in control or to dilute the stock ownership of holders of common stock seeking to obtain control of the Company. The issuance of common stock, while providing desirable flexibility in connection with potential financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. The Board, however, does not intend or view the Share Increase Amendment as an anti-takeover measure, nor does it contemplate its use in this manner at any time in the foreseeable future.

No Appraisal Rights

Pursuant to the North Carolina Business Corporation Act, the Company’s shareholders are not entitled to appraisal rights with respect to the Share Increase Amendment.

Prior Use of Authorized Shares

The Board believes its recent use of authorized shares has been measured, responsible, and in furtherance of strategic goals that are in the best interests of shareholders. For example, in connection with the Company’s acquisition of the Clover Community Bank franchise on January 1, 2019, the Company issued 2,123,858 shares of common stock as merger consideration pursuant to the terms of the shareholder approved merger agreement. The Clover Community Bank acquisition resulted in the Company’s initial expansion into the State of South Carolina with two full-service offices in York County, South Carolina, which is part of the attractive Charlotte-Concord-Gastonia, NC-SC, Metropolitan Statistical Area. Additionally, in the second quarter of 2018, the Company issued 2,496,000 shares of common stock in a follow-on public offering that resulted in net proceeds to the Company of approximately $18.5 million. This capital, which was raised for general corporate purposes, provides the support needed for the Company to continue the growth of its franchise, whether growing organically, via acquisition, or both.

The Board of Directors recommends that you vote “FOR” Proposal 4 approving the Share Increase Amendment to increase the Company’s authorized shares of common stock. This Proposal will be approved if the number of votes cast in favor of Proposal 4 exceeds the number of votes cast against it.

PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors expects to appoint Dixon Hughes Goodman LLP as the independent registered public accounting firm of the Company’s financial statements for the year ending December 31, 2019. Although shareholder ratification of the appointment of Dixon Hughes Goodman is not required by the Company’s bylaws or otherwise, the Company’s Board of Directors is submitting this appointment to shareholders for their ratification at the Annual Meeting as a matter of good corporate practice. If the appointment of Dixon Hughes Goodman is not ratified by our shareholders, the Audit Committee may appoint another independent public accounting firm or nevertheless appoint Dixon Hughes Goodman. Even if the appointment of Dixon Hughes Goodman is ratified by the shareholders at the Annual Meeting, the Audit Committee, in its discretion, may appoint a different independent public accounting firm at any time during the year, as this proposal is advisory in nature.

The Audit Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by the Company's independent accountants, the Committee carefully reviews the policies and procedures for the engagement of the independent accountants. The Audit Committee discussed with Dixon Hughes Goodman the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2018. The fees billed for services were compatible with Dixon Hughes Goodman maintaining their independence.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Dixon Hughes Goodman as the independent registered public accounting firm for the Company for the year ending December 31, 2019. This Proposal will be approved if the number of votes cast in favor of Proposal 5 exceeds the number of votes cast against it.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the year ended December 31, 2018, was Dixon Hughes Goodman LLP. Representatives of Dixon Hughes Goodman are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire, and they are expected to be available to respond to appropriate questions.

Set forth below are the fees billed by Dixon Hughes Goodman for certain services rendered during each of the last two fiscal years:

Fees Billed and Description of Services	2018	2017
Audit Fees, includes fees for the audit of our annual financial statements, review of financial statements included in quarterly reports on Form 10-Q and services normally provided in connection with statutory and regulatory filings.	$187,531	$111,100
Audit-Related Fees, includes fees billed for assurance and related services related to the performance of the audit or review of financial statements not included in category above	-0-	-0-
Tax Fees, including fees billed for tax compliance, tax advice, and tax planning	18,925	16,825
All Other Fees	-0-	-0-
Total Fees	$206,456	$127,925

In accordance with its Audit Committee charter, the Company’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Company’s independent accountants and the fees charged for those services.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2018, accompanies this Proxy Statement.

You may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K when it is available. To do so, send your request in writing to:

Sue S. Stamey
Secretary
Carolina Trust BancShares, Inc.
P.O. Box 308
Lincolnton, North Carolina 28093-0308

A copy of the Company’s Annual Report on Form 10-K will also be posted to the Company’s website (www.carolinatrust.com) upon filing with the SEC and can be accessed electronically under the “Why Us-Investor News” section of the Company’s website.

HOW TO SUBMIT SHAREHOLDER PROPOSALS

How to submit a shareholder proposal for possible inclusion in the Company’s next Proxy Statement: To be considered for inclusion in the proxy materials for the Company's annual meeting in 2020, shareholder proposals must be received at the Company's principal office (currently: Carolina Trust BancShares, Inc., P.O. Box 308, Lincolnton, North Carolina 28093-0308) not later than December 13, 2019. In order for a proposal to be included in the Company’s proxy material for the next annual meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of the shares of common stock entitled to be voted on that proposal at the next annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the next annual meeting. Also, the proposal must comply with certain other eligibility and procedural requirements established under the Exchange Act or related SEC regulations. The Board will review any shareholder proposal received by that date to determine whether it meets these criteria. Please submit any proposal by certified mail, return receipt requested.

Shareholder proposals after December 13, 2019: Proposals submitted after December 13, 2019 will not be included in the proxy materials for the next annual meeting. However, if a shareholder wishes to have a proposal considered at the next annual meeting as other business, the Company’s bylaws require that any such proposals must be received in writing at the Company’s principal office no later than February 26, 2020. If notice of the proposal is not received by February 26, 2020, pursuant to the Company’s bylaws, such notice will be considered untimely for consideration at the next annual meeting.

Content of Proposals: The Company’s bylaws provide that any notice of action to be brought before the annual meeting must set forth the following as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for bringing such business before the annual meeting; (ii) the name and address of each shareholder proposing such business as they appear on the Company’s records; (iii) the number of shares that are owned of record and beneficially by such shareholder; and (iv) any material interest of such shareholder in such business other than his or her interest as a shareholder of the Company. The presiding officer of the annual meeting may declare that the proposal is not properly brought before the annual meeting if the proposal is not made in compliance with the foregoing procedures.

Nominations of directors: The Company’s bylaws provide that shareholders may make nominations of directors if such nominations are made in writing and delivered to the Company at its main office, no later than 45 calendar days prior to the date that notice of the previous year’s annual meeting was mailed to shareholders. For the 2020 annual meeting of shareholders, the deadline for such shareholder nominations is February 26, 2020. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination; (b) a representation that such shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) as to each person to be nominated (i) such person’s name and address, employment history for the past five years, affiliations, if any, with the Company and other corporations, the number of shares of the Company that are owned of record or beneficially by such person and information concerning any transactions in such shares within the prior 60 days, whether such person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) within the past five years and the details thereof, whether such person has been a party to any proceeding or subject to any judgment, decree or final order with respect to violations of federal or state securities laws within the past five years and the details thereof, and the details of any contract, arrangement, understanding or relationships with any person with respect to any securities of the Company; (ii) such person’s written consent to being named as a nominee and to serving as a director if elected; and (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder. The presiding officer of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the proxy materials either now or in the future, please contact our Secretary at the Company’s offices at P.O. Box 308, Lincolnton, North Carolina 28093-0308 or at (704) 735-1104. Upon written or oral request to the Secretary, the Company will provide a separate copy of the proxy materials. In addition, shareholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

OTHER MATTERS

Management knows of no other matters which will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgment.

[The Remainder of This Page Intentionally Left Blank]

Appendix A

ARTICLES OF AMENDMENT

OF

CAROLINA TRUST BANCSHARES, INC.

Pursuant to Section 55-10-06 of the North Carolina General Statutes, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.	The name of the corporation is Carolina Trust BancShares, Inc.
2.	Article II of the corporation’s Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE II

The Corporation shall have authority to issue a total of 21,000,000 shares of capital stock consisting of 20,000,000 shares of common stock, $2.50 par value per share, each with one vote per share and 1,000,000 shares of preferred stock, with such voting powers, designations, preferences, limitations and relative rights as the Board of Directors may and hereby is authorized to determine.

3.	The preceding amendment to the corporation’s Articles of Incorporation was adopted by the corporation’s board of directors on the 19th day of February 2019 and was approved by shareholder action on the ___ day of , 2019, in the manner required by Chapter 55 of the North Carolina General Statutes.
4.	These articles will become effective .
This the day of , 20 .

Carolina Trust BancShares, Inc.

By:
Name: Jerry L. Ocheltree
Title: President and Chief Executive Officer

A-1

Carolina Trust BancShares, Inc.

CAROLINA TRUST BANCSHARES, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

1 1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Bryan Elliott Beal
02 Rose B. Cummings
03 Scott C. Davis
04 Jerry L. Ocheltree
05 Johnathan L. Rhyne, Jr.
06 Frederick P. Spach, Jr.
07 Ralph N. Strayhorn III
08 Jim R. Watson

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2 Proposal to approve on an advisory basis the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3:

The Board of Directors recommends you vote FOR proposals 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000408009_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

Revocable Proxy
CAROLINA TRUST BANCSHARES, INC.
Annual Meeting of Shareholders
May 21, 2019 1:00 p.m.
This appointment of proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) William M. Wadsworth and Sue S. Stamey, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Carolina Trust BancShares, Inc. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 p.m., Eastern Time, on May 21, 2019, at The Lincoln Cultural Center, 403 East Main Street, Lincolnton, NC 28092.

This appointment of proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this appointment of proxy will be voted in accordance with the Board of Directors' recommendations. If, at or before the time of the Annual Meeting, any nominee named in proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may properly come before the Annual Meeting, the proxies appointed hereunder are authorized to vote on such matters in accordance with their best judgement.

Continued and to be signed on reverse side

0000408009_2 R1.0.1.18